EXHIBIT 10.5

MEMORANDUM of UNDERSTANDING

DATE:    March 24, 2014

TO:    K. Stuart Shea

FROM:    John P. Jumper

SUBJECT:    Career Transition Benefits

1. This Memorandum of Understanding (MOU) describes additional Career Transition Benefits you will receive in consideration for signing this MOU with Leidos (also referred to as the “Company”). The benefits, covenants, and all other material terms contained herein are contingent upon approval of the Human Resources Compensation Committee of the Board of Directors. This MOU does not change the at-will nature of your employment with Leidos. If your employment with Leidos is terminated for willful malfeasance before April 6, 2014, then you are no longer eligible for the Career Transition Benefits described in this MOU.

2.
Leidos acknowledges that, notwithstanding the payment of the Career Transition Benefits described herein, the parties’ execution of this Memorandum of Understanding, and the termination of your employment from Leidos on April 6, 2014, you remain eligible to receive the compensation and benefits you would normally receive as a result of your separation. Pursuant to the letter from Sarah Allen dated March 21, 2014, and signed and dated and acknowledged by you, such compensation and benefits you would normally receive as a result of your separation include a payout of any accrued and unused comprehensive leave, vested deferred compensation, an annual short-term incentive cash bonus for FY14, and the scheduled vesting of restricted stocks and stock options previously granted through the date of separation, with the ability to exercise those options for a period of 90 days post-employment.

3. As part of the additional Career Transition Benefits described herein, you will be provided with a lump sum payment equal to $725,000.00 less applicable tax withholdings. This payment will be made within fifteen (15) business days following the end of the revocation period as described in this MOU or April 15, 2014, whichever is later.

4. You will also be provided with the following, additional Career Transition Benefits:

a. Upon separation from Leidos, federal law (COBRA) provides that you may continue your group medical, dental and vision benefits by paying the required premiums. More information regarding your COBRA rights, including time limitations, will be provided to you upon separation from Leidos. You will be provided with a lump sum payment of $12,000.00 less applicable payroll tax withholdings to help defray COBRA costs. This payment will be made within fifteen (15) business days following the end of the revocation period as described in this MOU or April 15, 2014, whichever is later.

b. To help defray the costs of outplacement services, you will be provided with a lump sum payment of $50,000.00 less applicable payroll tax withholdings. This payment will be made within fifteen (15) business days following the end of the revocation period as described in this MOU or April 15, 2014, whichever is later.

c. You will provided with an additional lump sum payment currently valued at
$2,599,892.00 less applicable payroll tax withholdings. This payment will be made within fifteen (15) business days following the end of the revocation period as described in this MOU or April 15, 2014, whichever is later.

d.
In recognition of your contributions in FY15, you will be provided with a lump sum payment based on the Company’s organizational performance as approved by the Board for other similarly situated senior executives and pro-rated based on your separation date. This payment will be made on the normal annual cash bonus grant date in early April 2015.

5. If you secure another position with Leidos (or as a Leidos payrollee or temporary employee) within
52 weeks following the termination of your employment with Leidos on April 6, 2014, you agree to reimburse Leidos the amount of the lump sum Career Transition Benefit payments as described above, pro-rated by the number of weeks elapsed between April 6, 2014 and your rehire date.

6. You understand that for a period of seven (7) days from the date you sign this MOU, you may revoke this MOU in writing to Sarah K. Allen at 11955 Freedom Drive, Reston, VA 20190 and that the MOU shall not become effective or enforceable until the revocation period has expired.

7. You agree not to disclose the terms of this MOU to any third party other than family members, financial or legal advisors, or those with a legitimate business “need to know,” or pursuant to a subpoena, legal process, or order by an administrative tribunal or agency or court.

8. You agree not to make statements to clients, customers and suppliers of the Company or to other members of the public that are disparaging or negative towards the Company or to its products and services. The company’s CEO, senior executives, investor relations team, communications team, and Board members agree that they will not make statements that are disparaging or negative towards you or your performance, including your performance as President and Chief Operating Officer. After your employment with Leidos ends on April 6, 2014, you will affirmatively state that you are no longer employed with Leidos if and when you are prompted to do so, and shall at no time hold yourself out as a Leidos employee, agent, or representative. Nothing in this provision shall preclude you from testifying truthfully pursuant to a subpoena, legal process, or order by an administrative tribunal or agency or court.

9. You acknowledge that you have had the opportunity and are in this Agreement advised to seek the advice of an attorney of your choice with regard to this MOU and that there are no agreements, written or oral, express or implied, between you and Leidos, other than this MOU. This MOU contains the entire agreement and understanding by and between you and Leidos, and supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters herein or therein, with the exception of those set forth in the letter from Sarah Allen dated March 21, 2014, and signed, dated, and acknowledged by you regarding the compensation and benefits you would normally receive as a result of your employment separation. Furthermore, the terms of this MOU may not be modified without the written agreement of all of the signatories hereto.

10. You acknowledge that you signed an Intellectual Property Agreement on October 9, 2005. You agree that you: 1) will not take or retain any proprietary information created by you or made available to you during the course of your employment at the Company; or any other Company property such as computers, badges, etc; 2) will not disclose to any third party, any of the trade secrets or other proprietary information of the Company; 3) will not use any of the Company’s trade secrets or other proprietary information to provide services or assistance to any other company, entity or person; and 4) will not take or retain any of the Company’s intellectual property.

11. You acknowledge that you have knowledge of confidential and proprietary information concerning the current salary, benefits, skills, and capabilities of Company employees and that it would be improper for you to use such information in any manner adverse to the Company’s interests. You further agree that you will not recruit or solicit for employment, directly or indirectly, any employee of the Company during the Continuation Period of one year.

12. For a period of one year following the termination of your employment with the Company, you agree that you will not, directly or indirectly, on behalf of yourself or any other person or entity other than the Company, offer to provide products or services, perform on any program, or provide direct oversight on any program, product, or service: (1) that would cause you to use, disclose, or access confidential or proprietary Leidos information; and/or (2) with which the Company can demonstrate you were actively associated in the past two years as a Leidos (formerly SAIC) employee, or that is competitive with any program, product, or service with which the Company can demonstrate you were actively associated in the past two years as a Leidos (formerly SAIC) employee; and/or (3) that is associated with any program, product or service that is currently in the Leidos business development, capture, and/or proposal pipeline (as documented in the Leidos CRM system as of April 6, 2014) and with which you were actively associated in the past two years as a Leidos (formerly SAIC) employee. You further agree that for a period of one year following the termination of your employment, you are prohibited from providing inside, proprietary, or confidential information to any individual, company, or entity in their purchase or acquisition of Leidos, or from assisting any individual, company, or entity in pursuit of their purchase or acquisition of Leidos.

13. You hereby agree to cooperate with the Company regarding any pending or subsequently filed litigation, claims or other disputes involving the Company that relate to matters within the knowledge or responsibility of Employee. Without limiting the foregoing, you agree (i) to meet with Company representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. You will be reimbursed reasonable expenses in connection with the cooperation described in this paragraph.

14. You hereby acknowledge that you have provided Leidos with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of Leidos or any related person or entity, including but not limited to known violations of the Leidos Standards of Business Ethics and Code of Conduct and any Leidos policy.

15. You hereby agree to indemnify the Company and hold the Company and all other Releasees (defined in paragraph 17) harmless from and against any and all losses, costs, judgments, damages or expenses, including, without limitation, attorneys’ fees, costs and expenses, incurred by Releasees in defending any claim or cause of action brought or asserted by you, which claims or cause of action was discharged by virtue of this MOU, to the extent permitted by law. The obligations in this paragraph do not apply to claims for age discrimination under the Age Discrimination in Employment Act.

16. Any dispute, claim or controversy of any kind or nature, including but not limited to the issue of arbitrability, arising out of or relating to this MOU, or the breach thereof, or any disputes which may arise in the future, shall be settled in a final and binding arbitration held at a mutually agreeable location and conducted in conformance with the prescribed arbitration procedures of the American Arbitration Association or other similar arbitration administration organization that the parties agree to use. In the event that You or Leidos believe that any provision of this MOU has been breached by the other, You and Leidos agree that you shall give each other reasonable advanced notice of the nature and details of the alleged breach, and attempt to resolve such dispute in good faith, prior to filing for, and submitting the controversy to, binding arbitration as set forth herein.

17. In return for the consideration provided to you pursuant to this MOU, you agree to waive, release and forever discharge Leidos, its directors, officers, stockholders, agents, subsidiaries, affiliates, successors, assigns, employees, and customers, including their fiduciaries and trustees, attorneys and representatives, and plan administrators, plan fiduciaries, and agents (collectively referred to as the “Releasees”) from any claims and potential claims for relief, causes of action and liabilities, known or unknown, that you may have as of the date you sign this MOU against Releasees or relating to the employment relationship between you and Leidos and the termination of that relationship, including any and all claims and rights in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorney’s fees, costs and expenses and, without limiting the foregoing, to all claims arising under the Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act of 1967, or any other federal, state, or local law, statute, or ordinance prohibiting unlawful discrimination or affecting your employment with or termination from Leidos.

18. Nothing in this MOU generally prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC or any other federal, state or local agency charged with the enforcement of any employment laws. By signing this MOU you are waiving your right to individual relief based on claims asserted in such a charge or complaint, except with the NLRB or anywhere else such a waiver is prohibited. You understand this MOU does not apply to any claims or rights that may arise after the date that you sign the MOU, the consideration for the MOU, Leidos expense reimbursement policies, vested rights under Leidos ERISA-covered employee benefit plans as applicable on the date you sign this MOU, and any claims that the controlling law clearly states may not be released by private agreement. You acknowledge that you have 1) received all base salary due as a result of services performed for Leidos as of the time you sign this MOU, unless you sign prior to your termination date or next applicable pay day in which case you still will be due your final base salary paycheck; 2) reported to Leidos any and all work-related injuries incurred during employment; and 3) been properly provided any leave of absence because of your or a family member's health condition and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

19. This Memorandum of Understanding contains the entire agreement and understanding by and between you and Leidos, and supersedes all previous and contemporaneous oral negotiations,

commitments, writings and understandings between the parties concerning the matters herein or therein, with the exception of those set forth in the letter from Sarah Allen dated March 21, 2014, and signed, dated, and acknowledged by you, regarding the compensation and benefits you would normally receive as a result of your employment separation. No change to this Separation Agreement shall be valid or binding unless it is in writing and signed by Leidos and you.

20. This Memorandum of Understanding shall be exclusively interpreted, construed, and enforced pursuant to the laws of the Commonwealth of Virginia, irrespective of its choice of laws provisions and irrespective of the fact that any one of the parties may be a resident of a different state.

If you wish to accept the terms described in this MOU, please signify your agreement by signing your name in the space provided on the bottom of this page of MOU. Please return the signed document to Sarah K. Allen at 11955 Freedom Drive, Reston, VA 20190 by April 2, 2014.

AGREED:		For LEIDOS:

/s/ K. Stuart Shea	3/24/2014	/s/ John P. Jumper	3/24/2014
K. Stuart Shea	Date	John P. Jumper	Date
Employee Number 147001

		/s/ Sarah K. Allen	3/24/2014
		Sarah K. Allen	Date